Exhibit 10.1

MEMORANDUM OF UNDERSTANDING

Conglomerate Mesa Project, CA

This document, when signed by Steve Van Ert, Noel Cousins, and Timberline Resources, represents the understanding and agreement by the parties of the terms and conditions agreed to on 7August2006 under which terms and conditions Timberline will have the right to explore and develop the Conglomerate Mesa Project, Inyo County, California. The project area is comprised of 104 un-patented mining claims under title by Steve Van Ert and is within a greater Area of Interest subject to this agreement. For the purposes of this agreement all funds and share distributions will be 85% to Steve Van Ert and 15% to Noel Cousins. Upon execution by both parties, Timberline will be able to commence work on the project. This MOU will serve as the foundation for a definitive formal agreement to be executed by Timberline, Steve Van Ert, and Noel Cousins no later than September 15, 2006. The formal agreement will be a Lease Option to Purchase Agreement.

AREA OF INTEREST

All terms of this agreement will be binding for mineral claims currently held or to be staked by the parties during the term of this agreement, within T16-17S, R38-39E, Mt Diablo Meridian.

THIRD PARTY CLAIMS

Neither party will communicate with the owners of nor acquire third party claims within the A.O.I. without consent of the other party.  Such consent will not be unreasonably withheld.

ANNUAL CASH PAYMENTS

Timberline shall be obligated to make annual cash payments to Steve Van Ert and Noel Cousins (85%/15%) according to the following schedule:

On execution of the Formal Agreement, 15September2006                   US $75,000

Year 1 anniversary, 15September2007                                                           75,000

Year 2 anniversary, 15September2008                                                         100,000

Subsequent years to a production decision said amount will be increased $25,000 annually to a cap of $250,000/year.

ANNUAL WORK EXPENDITURES

Timberline will be obligated to expend for the benefit of the property a minimum annual expenditure of US $100,000.

TIMBERLINE SHARES

Timberline will issue the following shares to Steve Van Ert and Noel Cousins (85%/15%). Acceptance of shares upon the anniversary date will be at the option of Van Ert and Cousins.

On execution of Formal Agreement, 13October2006                              100,000

       Timberline will take care of the first year tax obligation incurred by receipt of these shares by Van Ert and Cousins.

Year 1 anniversary, 15September2007                                                         100,000

Year 2 anniversary, 15September2008                                                         100,000

All subsequent years to a production decision                                              100,000

REGULATORY FILINGS SEPTEMBER 2006

In consideration of maintaining the Project in ‘good standing”, Steve Van Ert will complete all governmental filings due 31August 2006. Such funds expended by Steve Van Ert will be reimbursed by Timberline within three working days of receipt of billings and documentation of payment by Van Ert. Should either party breaches this MOU, said party will be responsible for reimbursement or forfeiture of the Regulatory Filings amount.

PURCHASE AT A PRODUCTION DECISION

Timberline will exercise its Option to Purchase by issuing to Steve Van Ert and Noel Cousins (85%/15%) 1,000,000 Timberline shares upon completion of a positive feasibility study and a production decision.

PRODUCTION ROYALTY

Following the Purchase at a Production Decision, Timberline will have a 100% ownership of all mineral claims and associated rights subject to a production royalty reserved to Steve Van Ert and Noel Cousins (85%/15%) of 4% NSR. Timberline is granted the option to purchase 1% of the NSR for $1,000,000.

Should a secondary non-metallic material be produced and sold from the Project Steve Van Ert and Noel Cousins will be entitled to an 8% over-riding royalty.

Following Purchase at a production decision Timberline will pay to Steve Van Ert and Noel Cousins (85%/15%) the greater of $150,000 annually or the dollar amount generated from the Production Royalty.

DATA

Timberline will deliver to Van Ert and Cousins copies of all data generated during that period. Such delivery will be made no later than 1November and 1May annually.

TITLE IN ESCROW

Upon execution of the Formal Agreement Steve Van Ert will deliver a Quit Claim Deed to Timberline for all claims held by Van Ert within the Area of Interest. Timberline will in turn deliver a Quit Claim Deed for all such claims back to Van Ert to be Held in Trust by a third party. Such Deed and claims will be released to Van Ert upon termination or default by Timberline of the Agreement.

The following parties agree and consent to the terms and conditions that will govern this agreement.

Addendum to Memorandum of Understanding

Timberline Resources shall indemnify Steve Van Ert and Noel Cousins against and hold them harmless from any suit, claim, judgment or demand whatsoever arising out of Timberline's activities within the Area of Interest on or after August 7, 2006, and this provision shall be included in the formal agreement to executed by the parties.